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EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 15, 2002

Dear Sir:

We have read the paragraphs of Item 4(a) included in the Form 8-K dated April 15, 2002 of BroadVision, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Copy to:
Francis Barton, BroadVision, Inc.

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  EXHIBIT 16.1